EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)


                                                           Three Months Ended
                                                               March 31,
                                                        ------------------------
                                                           2002          2001
                                                        ----------    ----------

Net income..........................................    $   7,367     $  13,947
                                                        ==========    ==========

Basic earnings per share............................    $    0.14     $    0.28
                                                        ==========    ==========

Weighted average shares outstanding - basic.........       51,205        50,701
                                                        ==========    ==========

Diluted earnings per share..........................    $    0.14     $    0.26
                                                        ==========    ==========

Weighted average shares outstanding - diluted.......       53,953        53,873
                                                        ==========    ==========

Calculation of weighted average shares:
   Weighted average common stock outstanding-basic..       51,205        50,701
   Weighted average common stock options, utilizing
   the treasury stock method........................        2,748         3,172
                                                        ----------    ----------

Weighted average shares outstanding-diluted.........       53,953        53,873
                                                        ==========    ==========